Exhibit 99.1

DISH Announces New Leadership Assignments, Promotions

•                  COO Han named EVP, Strategic Planning

•                  Operations EVP Carlson named President, COO

•                  SVP Orban named Chief Accounting Officer

Englewood, Colo., Dec. 11, 2015 — DISH Network Corporation (NASDAQ: DISH) today announced a series of senior management changes intended to fulfill the company’s strategic goals and align its business to more fully respond to the dynamic pay-TV environment.

DISH veteran of 20 years and EVP of Operations, Erik Carlson, has been named President and Chief Operating Officer. Carlson will supervise all DISH revenue-generating, operating and administrative units, including Customer Acquisition and Retention, Finance and Accounting, Human Resources, Marketing, Media Sales, Programming, Operations and DISH’s newly formed Technology Office.

Current DISH COO and EVP Bernie Han was named EVP of Strategic Planning and will continue reporting to DISH Chairman and CEO Charlie Ergen, who is relinquishing the role of DISH President.

“Bernie’s unparalleled depth as an operational and financial leader will be indispensable as we advance our work on the strategic transformation of DISH, including our entry into the wireless industry,” said Ergen.

“Erik joined us just before our first satellite launch and has consistently demonstrated remarkable leadership across his many assignments throughout our business,” said Ergen. “He has a clear vision for how DISH will deliver the best customer experience and claim share in our category.”

Like Han, Carlson will report to Ergen, as will EVP of Corporate Development Tom Cullen, EVP and General Counsel Stanton Dodge and Sling TV CEO Roger Lynch.

The following individuals will report to Carlson:

•                  Vivek Khemka: Khemka has been promoted to EVP and Chief Technology Officer and formerly served as DISH’s SVP of Product Management.

•                  Mike McClaskey: EVP and Chief Human Resources Officer

•                  Brian Neylon: Neylon has been promoted to EVP of Customer Acquisition and Retention and formerly served as DISH’s SVP of Sales.

•                  Warren Schlichting: Schlichting has been promoted to EVP of Marketing, Programming, and Media Sales and formerly served DISH as SVP of Programming and Media Sales.

•                  Steve Swain: SVP and CFO

•                  John Swieringa: Swieringa has been promoted and will assume Carlson’s role as EVP of Operations. Swieringa formerly served as DISH’s SVP and CIO.

Rob Dravenstott, who most recently served as DISH VP of IT Application Development, has been promoted to SVP and CIO and will report to Swieringa.

Additionally, DISH has appointed Senior Vice President and Corporate Controller Paul Orban, who reports to Swain, as Chief Accounting Officer.

Biographical information and photographs of DISH’s leadership can be found here: http://about.dish.com/company-info/leadership

About Erik Carlson

President and Chief Operating Officer

W. Erik Carlson is DISH’s President and Chief Operating Officer, overseeing the company’s day-to-day operations including Human Resources, Operations and Information Technologies, Media Sales, Marketing, Programming, Product Management, Acquisition and Retention, Finance and Accounting organizations.

A DISH veteran of nearly two decades, Erik has held numerous roles throughout the company. Most recently, he served as Executive Vice President of Operations. In this role, he oversaw DISH’s In-Home Services, Customer Service Centers, Customer Billing, and Information Technologies organizations, as well as Manufacturing, which consists of equipment retrieval and refurbishment operations. Prior to that, Erik managed the company’s indirect sales operations as Senior Vice President of Retail Services and Sales.

Erik received his undergraduate degree from Bradley University. He enjoys golfing and spending time with his wife and their two children.

About Bernie Han

Executive Vice President, Strategic Planning

Bernie Han serves as DISH’s Executive Vice President of Strategic Planning. He began his career in the pay-TV industry as Chief Financial Officer at DISH in 2006. Most recently, he served as Chief Operating Officer, overseeing the company’s Finance, Marketing, Sales, Customer Retention, Operations, Information Technologies, Product, Programming and Media Sales organizations.

A 17-year veteran of the airline industry, he previously worked as Chief Financial Officer at Northwest Airlines, and Chief Financial Officer and Chief Marketing Officer at America West Airlines.

He received his Master of Business Administration, Master of Electrical Engineering and Bachelor of Science degrees from Cornell University.

About Paul W. Orban

Senior Vice President and Chief Accounting Officer

Paul W. Orban, Senior Vice President and Chief Accounting Officer, is responsible for all aspects of DISH’s accounting department including external financial reporting, technical accounting policy, income tax accounting and internal controls. He has had key roles in significant debt offerings, acquisitions and divestitures over the years including the “spinoff” of Echostar Corporation (“Echostar”) in 2008, which created two independent, publicly traded companies: DISH Network Corporation, which provides consumers with the highest quality programming and technology in pay-TV, and Echostar, a premier global provider of satellite operations and video delivery solutions. Following the “spinoff,” Paul was the Senior Vice President and Corporate Controller for both DISH Network Corporation and Echostar Corporation until 2012. Today, he remains Corporate Controller for DISH.

Paul joined DISH in 1996 as a Senior Manager of Accounting and was responsible for all aspects of SEC external financial reporting. Prior to his current position, he held various leadership positions with increasing responsibility including Director of Accounting, Vice President of Accounting and Senior Vice President and Corporate Controller. Before joining DISH, Paul was an auditor at Arthur Anderson LLP, where he was responsible for the audits of numerous companies including many SEC registrants in the Denver area.

As a CPA, Paul is a member of the Colorado Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He holds his Bachelor of Science in Accounting from the University of Colorado.

In his spare time, Paul enjoys boating, skiing, coaching and attending sporting events with his significant other Barbara and their young triplets.

About DISH

DISH Network Corp. (NASDAQ:DISH), through its subsidiaries, provides approximately 13.909 million pay-TV subscribers, as of Sept. 30, 2015, with the highest-quality programming and technology with the most choices at the best value. DISH offers a high definition line-up with more than 200 national HD channels, the most international channels and award-winning HD and DVR technology. DISH Network Corporation is a Fortune 250 company. Visit www.dish.com.

Media Contact

Bob Toevs

303-723-2010

bob.toevs@dish.com

@DISHNews

Investor Contact

Jason Kiser

303-723-2210

jason.kiser@dish.com